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On May 11, 2010, Genzyme Corporation sent the following article to business and community leaders by electronic mail and added the article to its “Genzyme Transformation” website:

Help from the inside

By Steven Syre, Globe Columnist  |  May 11, 2010

Ralph Whitworth clearly recalls his first meeting with executives from Genzyme Corp. He had a lot to say and it wasn’t pretty.

That was well over a year ago, and Whitworth, the activist money manager at Relational Investors LLC, sees things from a different perspective today. He’s one of Genzyme’s directors now, having recently accepted an invitation to join the board and run an important new committee.

More than just a director, Whitworth has emerged as a key element in management’s strategy to fight off Carl Icahn, the other activist investor in the middle of the Genzyme story. Icahn is trying to replace four of 10 directors in a proxy contest and promises to shake up one of the state’s most important biotech companies in a big way. The votes will be counted at the company’s annual meeting on June 17 in Cambridge.

Genzyme chief Henri Termeer is battling Icahn by embracing Whitworth. For months now, the company has been making changes in the way it does business that respond to the investor’s original pointed complaints.

“They have been extremely responsive,’’ Whitworth told me. “They have made adjustments in virtually all those areas.’’

Genzyme has changed its board and the way top managers are paid. It’s putting less profitable businesses up for sale and plans to buy back lots of stock. Whitworth says the company has moved away from a culture that put growth ahead of profits.

Whitworth hasn’t always gotten along so well with the managers of companies he considered poor performers. He challenged former Sovereign Bancorp chief executive Jay Sidhu and eventually won. Whitworth complained about the tenure of former Home Depot chief Robert Nardelli, and he, too, found his way to the door.

Icahn, an effective campaigner in proxy contests, can claim his own share of executive scalps. Just ask departing Biogen Idec Inc. chief Jim Mullen. Now Icahn is talking tough and handing out very low grades to Genzyme’s managers.

In a public filing last week, he blamed them for the serious problems at their Allston plant that have left the company with shortages of its two most important drugs. He described Genzyme’s manufacturing system as “broken’’ and said his four board candidates would make the company stronger.

So, does Whitworth consider Genzyme broken now? “No,’’ he said. “I think it’s on the mend. I think it was broken a year and a half ago. Some of that was obvious, and some of it wasn’t. But there’s a sea change from the past.’’ Whitworth also challenged another theme advanced by some Genzyme critics — that an expected consent decree and $175 million fine from the Food and Drug Administration over the manufacturing problems are clear signals that regulators want dramatic change inside the company.

“I don’t think that’s the signal,’’ he said. “I think they want the plant fixed, that’s where their focus is. The FDA speaks its mind. If that was their agenda, they would have said it more directly.’’

Whitworth and Icahn have a lot of money tied up in Genzyme. Icahn controls about 4.9 percent of all Genzyme shares directly or through his partners. Relational Investors owns about 4 percent of the company’s stock.

Whitworth is not one to tell an unhappy shareholder with a lot of money at stake to quiet down. But he thinks some of the changes Icahn would like are already underway at Genzyme. “We don’t begrudge investors their appropriate influence, but I do scratch my head and wonder why Carl would want to do this,’’ Whitworth said. “It just seems a little duplicative of efforts that are underway. I assume he just wants [to exert] more pressure.’’

Whitworth believes Genzyme is on the right track today and credits Termeer for a willingness to change late in his career. He thinks Genzyme will get over its manufacturing problems but acknowledges concerns still reflected in the company’s stock price.

Meanwhile, Genzyme executives continue to campaign for the company’s slate of directors, and they visited big Boston investors yesterday. The company also launched its own website designed for the proxy contest.

The battle between Genzyme and Carl Icahn will go on for another month, and a lot can happen. But the company’s most important defense is all about the outsider who became Genzyme’s most influential insider.

Steven Syre is a Globe columnist. He can be reached at syre@globe.com.

© Copyright 2010 The New York Times Company

On April 26, 2010, Genzyme filed a definitive proxy statement with the SEC in connection with the company’s 2010 annual meeting of shareholders. Genzyme shareholders are strongly advised to read carefully the company’s definitive proxy statement before making any voting or investment decision because the definitive proxy statement contains important information. The company’s definitive proxy statement and any other reports filed by the company with the SEC can be obtained free of charge at the SEC’s web site at www.sec.gov or from Genzyme at www.genzyme.com. A copy of the company’s definitive proxy statement is available for free by writing to Genzyme Corporation, 500 Kendall Street, Cambridge, MA 02142. In addition, copies of the proxy materials may be requested from our proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, toll free at: (888) 750-5835.